Exhibit 99.2 Press Release
Penske Automotive Group, Inc. 2555 Telegraph Road Bloomfield Hills, MI 48302-0954

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE ANNOUNCES OFFICER APPOINTMENTS

BLOOMFIELD HILLS, MI, May 12, 2021 -- Penske Automotive Group, Inc. (NYSE: PAG), a diversified international transportation services company, today announced that Michelle (Shelley) Hulgrave, the company's Senior Vice President and Corporate Controller, has been named Executive Vice President and Chief Financial Officer, effective June 1, 2021. Ms. Hulgrave will replace J.D. Carlson, who is retiring effective June 1 from his role as Executive Vice President and Chief Financial Officer.

Ms. Hulgrave joined our company in 2006 as Corporate Accounting Manager, was promoted to Vice President and Corporate Controller in 2015 and was promoted again to Senior Vice President in February 2020. Prior to joining us, Ms. Hulgrave held various positions for DaimlerChrysler Financial and Ernst & Young. Ms. Hulgrave has a strong operational and technical background in finance and accounting and her experience and tenure with the Penske Automotive organization will help maintain the integrity and discipline of our worldwide financial operations, and provide a solid foundation for success.

The company also announced the promotion of Aaron Michael to Executive Vice President, Financial Services and Global Risk Management, and Treasurer. Mr. Michael has served as our Senior Vice President, Financial Services since 2014 and has been the Company’s Treasurer since 2006. In this role, Mr. Michael will continue to manage the Company’s capital structure, relationships with lending partners and real estate portfolio. He is also assuming the additional responsibility of oversight for the Company’s risk management function. From 2001 through 2006, Mr. Michael was employed by Penske Corporation in various finance and treasury roles. Prior to working with Penske, Mr. Michael was a commercial lender for Comerica Bank. Mr. Michael has been instrumental in reducing the Company’s leverage and optimizing its capital structure during the challenging pandemic year.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is a diversified international transportation services company that operates automotive and commercial truck dealerships principally in the United States, the United Kingdom, Canada, and Western Europe, and distributes commercial vehicles, diesel and gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes, and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website at www.penskeautomotive.com.

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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